Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

My Size Inc.

Airport City, Israel

We consent to the incorporation by reference in the registration statements No. 333-223042, No. 333-222535, No. 333-221199, No. 333-216414 and No. 333-213727 on Form S-3 and registration statements No. 333-222537 and No. 333-227053 on Form S-8 and registration statement No. 333-221741 on Form S-1 of My Size Inc. (the “Company”) of our report dated March 27, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive loss, shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of the Company.

As discussed in Note 2 to the consolidated financial statements, the Company elected to early adopt ASU 2018-07, Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting as of October 1, 2018.

/s/Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

Member Firm of KPMG International

Tel Aviv, Israel
March 27, 2019